UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/26/2005

NUTRI SYSTEM INC DE
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-28551

DE	23-3012204
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

202 Welsh Road, Horsham, PA 19044
(Address of Principal Executive Offices, Including Zip Code)

215 706 5302
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

NutriSystem, Inc. entered into an agreement with QVC, Inc. on April 26, 2005, effective retroactively to December 21, 2004. Under the agreement, QVC has agreed to sell NutriSystem's products through the QVC home shopping television network. QVC has the right to control when and how often NutriSystem's products are offered on-air, and NutriSystem is not guaranteed any minimum level of sales or transactions. NutriSystem has granted QVC the exclusive right in the U.S., the United Kingdom and Germany to promote its products using a direct response television program during the term of the agreement and for two years thereafter. QVC also has the non-exclusive right in the same territory to promote NutriSystem products on QVC's website and through QVC Insider magazine.

The agreement has an initial term from January 1, 2005 through December 31, 2005, and automatically renews for successive one-year terms unless either party provides the other with 30 days notice of non-renewal prior to the end of a term, and net retail sales of NutriSystem products by QVC are less than $9 million for the initial term, increasing by 5 percent for each successive term.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: May 02, 2005.	By:	/s/ James D. Brown
James D. Brown
Chief Financial Officer